Exhibit 99.1

TOREADOR ANNOUNCES PROPOSED SALE OF PORTION OF INTEREST IN BLACK SEA PROJECT, SECOND QUARTER 2008 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE

•	Letter of intent executed to sell 26.75% of Toreador’s 36.75% interest in South Akcakoca Sub-basin project for gross proceeds of $80.25 million
•	Revenue increased to $19.9 million or 99% higher than year-ago quarter
•	Operating loss of $63.7 million primarily due to asset impairment and other non-cash charges
•	Production increased to 237 thousand barrels of oil equivalent or 30% higher than second quarter of 2007
•	EBITDAX* for the second quarter increases to $7.9 million from $4.4 million in 2007 and first half improves to $14.0 million from $6.4 million a year ago
•	Cash position improves to $16.6 million from $12.9 million at end of first quarter 2008

DALLAS, TEXAS – (August 8, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) today announced that it has entered into a letter of intent to sell 26.75% of the company’s 36.75% interest in the South Akcakoca Sub-basin natural gas project and eight contiguous exploration blocks in the Turkish Black Sea (referred to as the “Western Black Sea” permits) for gross proceeds of $80.25 million.  The transaction is subject to Turkish government approval and joint venture partners’ preemption rights. After the transaction Toreador will retain a 10% working interest in the joint venture.  Net proceeds from the sale will be used to reduce debt and for general corporate purposes.  The transaction is expected to be completed early in the fourth quarter. However, no assurance can be given that the transaction will close on the terms contemplated. As described below, the company is incurring an asset impairment charge due to entering into the letter of intent.

“The completion of this transaction will help us achieve two important strategic goals,” said Toreador President and Chief Executive Officer, Nigel Lovett. “First, we will greatly reduce our operational risk to one more appropriate for a company of our size and, secondly, we can use the proceeds to strengthen our balance sheet and reduce our financial risk. We believe the metrics associated with this transaction materially exceed all the metrics on which our company as a whole currently trades.”

Toreador Q2 2008 Financial Results, August 8, 2008	Page 2 of 9

Second quarter 2008 operating results

Toreador announced second quarter 2008 revenues almost doubled to approximately $19.9 million from $10.0 million in the same period last year primarily due to higher realized prices for oil and gas and increased natural gas production offshore Turkey. For the quarter ended June 30, 2008, Toreador reported earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX, a non-GAAP measure*) of $7.9 million compared to $4.4 million for the same period last year.

Toreador recorded an operating loss in the second quarter of 2008 of $63.7 million, compared to an operating loss of $10.2 million in the same period last year. The expenses largely contributing to the operating loss were an asset impairment charge of $53.5 million which is a result of entering into a letter of intent to sell 26.75% out of our 36.75% interest in the Turkish Black Sea assets. Management made the determination that the aggregate net book value of those assets was in excess of the fair value of those assets, based on the announced selling price of $80.25 million. Also contributing to the loss was the high depreciation, depletion and amortization (DD&A) expenses associated with Turkish natural gas production, as well as separation and legal expenses associated with the previously disclosed resignation of certain members of the exploration staff.

For the three months ended June 30, 2008, the company reported a loss available to common shares of $65.8 million, or $3.33 per share, compared to a loss available to common shares of $25.1 million in the second quarter of 2007, or $1.32 per share.

Diluted weighted average shares outstanding in the second quarter of 2008 were 19.7 million, compared to 19.0 million diluted weighted average shares outstanding in the second quarter of 2007.

Toreador Q2 2008 Financial Results, August 8, 2008	Page 3 of 9

For the Three Months Ended June 30,
	2008	2007		2008	2007
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	94	95	France	$116.78	$ 64.87
Turkey	14	17	Turkey	114.81	55.91
Romania	1	3	Romania	78.15	65.75
Total	109	115	Total	$116.25	$ 63.57
Gas (MMcf):			Gas ($/Mcf):
France	-	-	France	$ -	$ -
Turkey	656	203	Turkey	9.96	8.17
Romania	116	201	Romania	5.65	4.95
Total	772	404	Total	$ 9.32	$ 6.57
MBOE:			$/ BOE:
France	94	95	France	$116.78	$ 64.87
Turkey	123	51	Turkey	66.04	51.31
Romania	20	36	Romania	35.56	32.33
Total	237	182	Total	$ 83.52	$ 54.63

First half 2008 operating results

For the six months ended June 30, 2008 Toreador recorded revenues of $33.8 million, more than doubling revenues of $16.8 million for the first six months of 2007. EBITDAX (a non-GAAP measure*) for the first half of 2008 improved to $14.0 million from $6.4 million in the same period last year.

Toreador recorded an operating loss of $66.2 million in the first half of 2008, primarily due to asset impairment charges and high DD&A expenses associated with Turkish natural gas production. A loss available to common shares of $70.2 million, or $3.56 a share, was recorded in the first half of 2008 compared to a loss of $33.9 million, or $1.93 a share, in the first half of 2007.

Diluted weighted average shares outstanding in the first half of 2008 were 19.7 million compared to 17.5 million in the first half of 2007.

Toreador Q2 2008 Financial Results, August 8, 2008	Page 4 of 9

For the Six Months Ended June 30,
	2008	2007		2008	2007
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	189	194	France	$104.78	$58.32
Turkey	28	34	Turkey	102.05	51.85
Romania	2	6	Romania	66.87	57.07
Total	219	234	Total	$104.12	$57.35
Gas (MMcf):			Gas ($/Mcf):
France	-	-	France	$ -	$ -
Turkey	976	203	Turkey	9.98	8.17
Romania	231	375	Romania	5.46	4.57
Total	1207	578	Total	$ 9.11	$ 5.83
MBOE:			$/ BOE:
France	189	194	France	$104.78	$58.32
Turkey	191	68	Turkey	66.09	50.43
Romania	40	68	Romania	34.27	29.94
Total	420	330	Total	$ 80.45	$50.82

OPERATIONAL UPDATE

Hungarian joint venture updates

In Toreador’s Szolnok block, joint venture partner Rohöl Aufuchungs Aktiengesellschaft (“RAG,” a public Austrian exploration and production company) has increased its working interest from 16.25% to 59.5% by purchasing interests from the other joint venture partners, including Toreador. Toreador has retained a 15% working interest in the joint venture. Current plans call for a new 3D seismic program to be shot in the southern portion of the Szolnok block and two firm wells and two optional wells to be drilled to test Pannonian targets, all anticipated to be completed before the end of March 2009. Toreador intends to contribute materials in its equipment and tubulars inventory to satisfy its financial commitment to the well costs.

In the Tompa block, a preliminary schedule for the previously announced unconventional deep gas test has been developed, with drilling scheduled to begin in December and long-term testing expected to begin in March. The well is currently planned to be drilled to 3,800 meters depth to evaluate in excess of 1,000 meters of overpressured, gas-charged sands, shales and conglomerates up-dip of two wells drilled in the 1980’s by the U.S. Geological Survey and the predecessor of MOL. A pre-drill estimate for the prospect, which covers approximately 2,400 acres in the northwest corner of the Tompa block, is approximately 244 Bcf of gas in place. Any production during the testing phase is planned to be sold to a near-by gas storage facility pursuant to a sales contract currently under negotiation.

Toreador Q2 2008 Financial Results, August 8, 2008	Page 5 of 9

Turkish joint venture updates

Toreador has entered into a joint venture agreement with AKSA Enerji Uretim A.S., a division of the Kazanci Group of Companies, to evaluate the hydrocarbon potential in the company’s 95,287-acre Bakuk exploration permit, located in southeast Turkey on the Syrian border. According to the terms of the agreement, AKSA will pay for the first $500,000 of a $1.4 million 2D seismic program (due to start in late August 2008) and the first $1.2 million of a $2.1 million well expected to be drilled during the first half of 2009 in return for a 50% working interest in the permit area. The area is on trend with oil fields in Turkey and Syria and is prospective for both natural gas and oil.

In the South Akcakoca Sub-basin project in the Black Sea offshore Turkey, the operator TPAO (the Turkish national oil company) recently reduced production rates to levels approximating 18 million cubic feet per day to obtain more consistent production rates and pressures. Work is planned next week to perforate six meters in the Dogu Ayazli-2 well to maintain or raise the current production rate. The wellhead gas price (at present exchange rates) increased to approximately $13.66 per thousand cubic feet (Mcf) in August, which represents the third price increase this year up from approximately $10.30 per Mcf in January.

Romanian joint venture announced

In Toreador’s Moinesti block, a joint venture agreement has been executed with Stratum Energy Company Limited, a private Texas-based exploration and production company. The terms of the agreement call for Stratum to either re-enter a well and drill two new wells or drill three new wells to earn a 70% interest and operatorship in the Moinesti block. Toreador will be carried for the three well program and will retain a 30% working interest.

CONFERENCE CALL

A conference call will be held today at 10:00 am Central, 11:00 am Eastern, to discuss financial results and current operations.

Active participants who wish to ask questions during the conference call should dial toll free 800-218-8862 (international dial 1-303-262-2130) approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link

Toreador Q2 2008 Financial Results, August 8, 2008	Page 6 of 9

on the home page and then selecting the “Conference Calls” link or may dial toll-free 800-405-2236 (international dial 1-303-590-3000), passcode 11117727#, to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

*Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The tables below reconcile EBITDAX with income from continuing operations as derived from the company’s financial information.

Table 1: Reconciliation of EBITDAX to Net loss from continuing operations for the three months ended June 30,

Toreador Q2 2008 Financial Results, August 8, 2008	Page 7 of 9

Table 2: Reconciliation of EBITDAX to Net loss from continuing operations for the six months ended June 30,

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, whether the transaction to sell a 26.75% interest in the South Akcakoca Sub-basin is completed on the terms contemplated, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to Investors – The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the term “gas in place” that the SEC guidelines strictly prohibit us from including in filings with the SEC and which is not an estimate of reserves. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from us by calling (214) 559-3933. You can also obtain our filings from the SEC at www.sec.gov or on our website at www.toreador.net.

# # #

CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net

Toreador Q2 2008 Financial Results, August 8, 2008	Page 8 of 9

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,
	2008	2007
Oil and natural gas sales	$ 19,864	$ 9,962

Operating costs and expenses:
Lease operating	4,855	3,057
Exploration expense	979	2,685
Depreciation, depletion and amortization	13,087	5,358
Dry hole expense	-	9,097
General and administrative	5,255	2,950
Loss on oil and gas derivative contracts	3,671	606
Impairment on investments	300	-
Impairment on oil and gas properties	55,461	-
Gain on sale of properties and other assets	-	(3,584)
Total operating costs and expenses	83,608	20,169

Operating loss	(63,744)	(10,207)

Other income (expense):
Foreign currency exchange gain (loss)	141	(17,134)
Interest and other income	256	435
Interest expense, net of interest capitalized	(2,010)	(304)
Total other expense	(1,613)	(17,003)

Loss before taxes	(65,357)	(27,210)
Income tax benefit (provision)	(390)	1,804

Loss from continuing operations	(65,747)	(25,406)
Income (loss) from discontinued operations	(21)	359
Net loss	(65,768)	(25,047)

Preferred dividends	-	(40)

Loss available to common shares	$ (65,768)	$ (25,087)

Basic income (loss) available to common shares per share:
From continuing operations	$ (3.33)	$ (1.34)
From discontinued operations	-	0.02
	$ (3.33)	$ (1.32)
Diluted income (loss) available to common shares per share:
From continuing operations	$ (3.33)	$ (1.34)
From discontinued operations	-	0.02
	$ (3.33)	$ (1.32)
Weighted average shares outstanding:
Basic	19,742	18,993
Diluted	19,742	18,993

Toreador Q2 2008 Financial Results, August 8, 2008	Page 9 of 9

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Six Months Ended June 30,
	2008	2007
Oil and natural gas sales	$ 33,845	$ 16,783

Operating costs and expenses:
Lease operating	8,314	5,394
Exploration expense	1,949	4,733
Depreciation, depletion and amortization	19,969	7,427
Dry hole expense	-	17,107
General and administrative	9,832	9,235
Loss on oil and gas derivative contracts	4,211	606
Impairment on investments	300	-
Impairment on oil and gas properties	55,461	-
Gain on sale of properties and other assets	-	(3,584)
Total operating costs and expenses	100,036	40,918

Operating loss	(66,191)	(24,135)

Other income (expense):
Equity in earnings of unconsolidated investments	-	22
Foreign currency exchange gain (loss)	1,339	(16,146)
Interest and other income	537	948
Interest expense, net of interest capitalized	(4,250)	(900)
Total other expense	(2,374)	(16,076)

Loss before taxes	(68,565)	(40,211)
Income tax benefit (provision)	(1,593)	5,479

Loss from continuing operations	(70,158)	(34,732)
Income (loss) from discontinued operations	(36)	910
Net loss	(70,194)	(33,822)

Preferred dividends	-	(81)

Loss available to common shares	$ (70,194)	$ (33,903)

Basic income (loss) available to common shares per share:
From continuing operations	$ (3.56)	$ (1.98)
From discontinued operations	-	0.05
	$ (3.56)	$ (1.93)
Diluted income (loss) available to common shares per share
From continuing operations	$ (3.56)	$ (1.98)
From discontinued operations	-	0.05
	$ (3.56)	$ (1.93)
Weighted average shares outstanding:
Basic	19,699	17,545
Diluted	19,699	17,545